Exhibit 10.61

                      EMPLOYMENT AGREEMENT

          AGREEMENT, dated as of January 18, 2000, by and between FLEMING COMPANIES, INC., an Oklahoma corporation (the "Company") and LENORE T. GRAHAM ("Executive").

          IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

          1.   Employment.  The Company hereby agrees to employ
Executive as Senior Vice President, General Counsel and Corporate
Secretary of the Company, and Executive hereby accepts such employ-ment, on the terms and conditions hereinafter set forth.

          2. Term. The period of employment of Executive by the Company hereunder (the "Employment Period") shall commence on January 18, 2000 (the "Commencement Date") and shall continue through January 17, 2005. The Employment Period may be sooner terminated in accordance with Section 6 of this Agreement.

          3. Position and Duties. During the Employment Period, Executive shall report directly to the Chairman and Chief Executive Officer of the Company. Executive shall have those powers and duties normally associated with the position of Senior Vice President, General Counsel and Corporate Secretary.
Executive shall devote substantially all of her working time, attention and energies (other than absences due to illness or vacation) to the performance of her duties for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not interfere with the performance by Executive of her duties and responsibilities hereunder or violate Sections 10(a), (b) or (c) of this Agreement, to (i) manage Executive's personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees and (iii) subject to the approval of the board of directors of the Company (the "Board") (which approval shall not be unreasonably withheld), serve on the board of directors or other similar governing body of any other corporation or other business entity or trade organization.

          4. Place of Performance. The principal place of employment of Executive shall be at the Company's principal executive offices.

          5.   Compensation and Related Matters.

               (a) Base Salary. During the Employment Period the Company shall pay Executive a base salary at the rate of not less than $250,000 per year ("Base Salary"). Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. Executive's Base Salary shall be subject to increase, but not decrease, pursuant to annual review by the Compensation and Organization Committee of the Board (the "Compensation Committee"). Such increased Base
Salary shall then constitute the Base Salary for all purposes of this Agreement.

               (b) Company Stock Option. The Company has granted to Executive, on the Commencement Date, (i) a stock option to purchase 55,800 shares of the common stock of the Company, par value $2.50 per share (the "Company Stock"), at an exercise price of $8.9688 per share, pursuant to the Company's 1990 Stock Option Plan and (ii) a stock option to purchase 44,200 shares of Company Stock at an exercise price of $8.9375 per share, pursuant to the Company's
1996 Stock Incentive Plan (collectively, the "Company Options").
Each of the Company Options has a scheduled 10-year term and, subject to the terms of the applicable stock option agreements between the Company and Executive, shall vest and become exercisable (i) with respect to 25% of the shares of Company
Stock subject to such Company Options on each of the first four anniversaries of the Commencement Date and (ii) upon the occurrence of a Change of Control (as such term is defined in that certain Change of Control Employment Agreement, dated as of the date of this Agreement, between the Company and Executive) with respect to 100% of the Company Stock subject to Company
Options.

               (c) Annual Bonus. Executive shall have a target annual bonus of 55% of Base Salary and a maximum annual bonus of 110% of Base Salary, based upon meeting performance goals established by the Compensation Committee. The performance goals and corresponding bonus amounts during the Employment Period shall be established by the Compensation Committee.

               (d) Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

               (e) Vacation. Executive shall be entitled to the number of weeks of vacation per year provided to the Company's senior executive officers.

               (f) Restricted Stock Grant. The Company has granted to Executive, on the Commencement Date, ten thousand (10,000) shares of restricted Company Stock (the "Restricted Stock") pursuant to the Company's 1996 Stock Incentive Plan. In connection with the grant of the Restricted Stock, Executive shall make an election prior to February 17, 2000 to include in gross income the value of the Restricted Stock on the date of grant pursuant to Section
83(b) of the Internal Revenue Code of 1986, as amended (the
"Code"). Upon notification from Executive that she has made such election, the Company shall pay to Executive an additional payment in an amount necessary to cause the net amount of such payment that is retained by Executive after the calculation and deduction of any and all federal, state and local income taxes and employment taxes on such payment to be equal to Executive's income taxes attributable to the Restricted Stock and Executive's election under Section 83(b) of the Code in connection with the Restricted Stock.

               (g) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and her spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs.
In addition, during the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives or any annual incentive or long-term performance plans.

               (h) Offices. Executive shall serve, without additional compensation, as a director or trustee of the Company's wholly-owned subsidiaries, (and as a member of any committees of the board of directors of any such entities), and in one or more executive positions of any of such subsidiaries, provided that Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is then provided to any other director of such entity.

               (i) Relocation. The Executive shall be provided with the Company's standard relocation program for transferred senior executive officers in order to relocate to the Company's principal executive offices in Lewisville, Texas, including travel costs, temporary housing, moving costs of household belongings, storage costs for up to one year, and any other expenses necessary to efficiently effect Executive's relocation (collectively, the "Relocation Payment"). Also, at the
Executive's option, at any time during up to the first two (2) years of the employment period, the Company shall purchase the Executive's residence in Oklahoma City at a purchase price equal to the greater of the appraised value (as set by an appraiser designated by the Company) or the Executive's invested cost in the residence (the "Residence Payment"). In addition to these payments, the Company shall pay the Executive an additional payment in an amount (the "Tax Gross-Up Amount") necessary to cause the net amount of such payment that is retained by the Executive after the calculation and deduction of all federal, state and local income taxes and employment taxes on such payments to be equal to the Executive's income tax attributable to such payments for the Relocation Payment and the Residence Payment. In the event the Executive voluntarily leaves her employment with the Company, other than for "good reason" (as such term is hereafter defined), prior to January 18, 2002, the Executive shall repay the Company an amount equal to the Relocation Payment, plus the Tax Gross-Up Amount attributable to the Relocation Payment within thirty (30) days after her termination of employment; provided, however, that this repayment obligation shall be waived in equal increments each of one eighth (1/8th) of the total amount, for each three consecutive months during which the Executive is employed following January 18, 2000.

               (j) Indemnification and Insurance. Executive shall be indemnified and held harmless by the Company during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any other key management associate of the Company with respect to acts or omissions occurring prior to the termination of employment of the Executive under this Agreement. In addition, during the Employment Period and for a period of five years following the termination of employment of the Executive under this Agreement for any reason whatsoever, the Executive shall be covered by a Company-held directors and officers liability insurance policy covering acts or omissions occurring prior to the termination of employment of the Executive under this Agreement.

          6. Termination. Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

               (a) Death. Executive's employment hereunder shall terminate upon her death.

               (b) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been substantially unable to perform her duties hereunder for an entire period of six (6) consecutive months, and within thirty
(30) days after written Notice of Termination is given after such six (6) month period, Executive shall not have returned to the substantial performance of her duties on a full-time basis, the Company shall have the right to terminate Executive's employment hereunder for "Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

               (c) Cause. The Company shall have the right to terminate Executive's employment for Cause, and such termination shall not be, nor shall it be deemed to be, a breach of this Agreement.
For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment upon:

                    (i) Executive's conviction of a felony by a federal or state court of competent jurisdiction; or

                    (ii) an act or acts of dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company; or

                    (iii) Executive's "willful" failure to follow a direct, reasonable and lawful order from the Board and/or the Chairman and Chief Executive Officer, within the reasonable scope of Executive's duties, which failure is not cured within thirty (30) days.

For purposes of this Section 6(c), no act, or failure to act, by Executive shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without a reasonable belief that the act or omission was in the best interests of the Company. Cause shall not exist under paragraphs
(i), (ii) or (iii) above unless and until the Company has delivered to Executive a copy of a resolution duly adopted by not less than three-fourths (3/4ths) of the Board (excluding Executive) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with her counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraphs
(i),(ii) or (iii) and specifying the particulars thereof in detail.

               (d) Good Reason. Executive may terminate her employment for "Good Reason" by providing Notice of Termination (as defined in Section 7(a)) to the Company within one hundred and twenty (120) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the events set forth below. Executive's Date of Termination for Good Reason shall be fifteen (15) days after Notice of Termination, unless the basis for Good Reason has been cured by the Company prior to such date:

                    (i) the assignment to Executive of duties materially and adversely inconsistent with Executive's status as Executive Vice President and Chief Financial Officer of the Company or a material and adverse alteration in the nature of Executive's duties and/or responsibilities, reporting obligations, titles or authority;

                    (ii)  a reduction by the Company in Executive's Base Salary;

                    (iii) the relocation of (a) the Company's principal executive offices or Executive's own office location to a location more than twenty five (25) miles from Oklahoma City except with respect to one relocation during the term of this Agreement, provided such relocation is pursuant to recommenda-tion of the Chairman and Chief Executive Officer or an action by the Board concurred in by the Chairman and Chief Executive Officer, as evidenced by her vote, or (b) Executive's office location to a place other than the Company's principal executive offices;

                    (iv) the Company's failure to provide any material employee benefits due to be provided to Executive (other than any such failure which affects all senior executive officers); or

                    (v) the failure of any successor to the Company to assume this Agreement pursuant to Section 12(a).

Executive's right to terminate her employment hereunder for Good Reason shall not be affected by her incapacity due to physical or mental illness. Executive's continued employment during the one hundred and twenty (120) day period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

               (e) Without Cause. The Company shall have the right to terminate Executive's employment hereunder without Cause by providing Executive with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

          7.   Termination Procedure.

               (a) Notice of Termination. Any termination of Execu-tive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

               (b) Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is terminated by her death, the date of her death, (ii) if Executive's employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination
(provided that Executive shall not have returned to the substantial performance of her duties on a full-time basis during such thirty (30) day period), (iii) if Executive's employment is terminated pursuant to Section 6(d), the date provided in such Section, and (iv) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

          8.   Compensation Upon Termination or During Disability.
In the event Executive is disabled or her employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this Section 8, and the other agreements and plans referenced in this Agreement, constitute the sole and liquidated damages for termination of her employment during the Employment Period. The Executive also agrees that the Company shall have the right to deduct any amounts owed by the Executive to the Company for any reason, including, without limi-tation, due to the Executive's misappropriation of Company funds, from the payments set forth in this Section 8.

               (a)  Termination By Company without Cause or By
Executive for Good Reason. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason:

                    (i) the Company shall pay to Executive (A) her Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) continued Base Salary (as provided for in Section 5(a)) for a period of twenty-four (24) months following the Date of Termination;

                    (ii) the Company shall maintain in full force and effect, for the continued benefit of Executive, her spouse and her dependents for a period of twenty-four (24) months following the Date of Termination the medical, hospitalization, dental, and life insurance programs in which Executive, her spouse and her dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that if Executive, her spouse or her dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive, her spouse and her dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs ("Continued Benefits"); provided, that if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period;

                    (iii)  the Company shall reimburse Executive pursuant to
               Section 5(d) for reasonable expenses incurred, but not paid, prior to such termination of employment; and

                    (iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which she is otherwise entitled in accordance with the terms and provisions of any agreements, plans or programs of the Company.

               (b) Cause or By Executive Without Good Reason. If Executive's employment is terminated by the Company for Cause or by Executive
(other than for Good Reason):

                    (i) the Company shall pay Executive her Base Salary and her accrued vacation pay (to the extent required by law or the Company's vacation policy) through the Date of Termination, as soon as practicable following the Date of Termination;

                    (ii)  the Company shall reimburse Executive pursuant to
               Section 5(d) for reasonable expenses incurred, but not paid, prior to such termination of employment, unless such termi-nation resulted from a misappropriation of Company funds; and

                    (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which she is otherwise entitled in accordance with the terms and provisions of any agreements, plans or programs of the Company.

               (c) Disability. During any period that Executive fails to perform her duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Executive shall continue to receive her full Base Salary set forth in Section
5(a) until her employment is terminated pursuant to Section 6(b).
In the event Executive's employment is terminated for Disability pursuant to Section 6(b):

                    (i) the Company shall pay to Executive (A) her Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) provide Executive with disability benefits pursuant to the terms of the Company's disability programs;

                    (ii)  the Company shall reimburse Executive pursuant to
               Section 5(d) for reasonable expenses incurred, but not paid, prior to such termination of employment; and

                    (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which she is otherwise entitled in accordance with the terms and provisions of any agreements, plans or programs of the Company.

               (d) Death. If Executive's employment is terminated by her death:

                    (i) the Company shall pay in a lump sum to Executive's beneficiary, legal representatives or estate, as the case may be, Executive's Base Salary through the Date of Termination;

                    (ii) the Company shall reimburse Executive's beneficiary, legal representatives, or estate, as the case may be, pursuant to
               Section 5(d) for reasonable expenses incurred, but not paid, prior to such termination of employment; and

                    (iii) Executive's beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate following such termination to which such persons or estate is otherwise entitled in accordance with the terms and provisions of any agreements, plans or programs of the Company.

          9. Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and, not withstanding Section 8 hereof, there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

          10.  Confidential Information, Ownership of Documents; Non-
Competition.

               (a) Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments and its Affiliates, which shall have been obtained by Executive during Executive's employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with her carrying out her duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case
Executive shall use her reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

               (b) Removal of Documents; Rights to Products; Other Property. All records, files, drawings, documents, models, equipment, and the like relating to the Company's business and its Affiliates, which Executive has control over shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Company's business or is in connection with Executive's carrying out her duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive's employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall assign to the Company all rights to trade secrets and other products relating to the Company's business developed by her alone or in conjunction with others at any time while employed by the Company. Executive shall also return to the Company all Company-provided vehicles in her possession or control.

               (c) Protection of Business. During the Employment Period and until the second anniversary of Executive's Date of Termina-tion (other than if such termination is by the Company without Cause or by Executive for Good Reason), the Executive will not in the capacity of a businessperson, directly or indirectly, be a shareholder, principal, agent, partner, officer, director, employee or consultant of SUPERVALU, Inc., Nash Finch Company,
Richfood Holdings, Inc. or any other direct competitor of the Company, excluding, national retail chains, or any subsidiary, affiliate or successor of any direct competitor of the Company (collectively, the "Competitors"); provided, however, that nothing in this Section 10(c) is intended to preclude the Executive from being employed or otherwise acting in the capacity of a lawyer on behalf of any of the Competitors unless such employment or activity would result in a breach of her conflict of interest and/or confidentiality obligations as an attorney or former attorney for and an officer or former officer of the Company or based on the confidentiality requirements contained in
Section 10(a). Notwithstanding the preceding sentence, the Executive shall not be prohibited from owning less than one percent (1%) of any publicly traded corporation (or from owning any greater percentage if such ownership is through a mutual fund or other diversified investment vehicle in which she has a passive and minority interest), whether or not such corporation is a Competitor. If, at any time, the provisions of this Section
10(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10(c) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 10(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. The parties agree that the duration and geographic area for which the covenant not to compete set forth in this Section 10(c) is to be effective are reasonable.

               (d) Injunctive Relief. In the event of a breach or threatened breach of this Section 10, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

               (e) Continuing Operation. Except as specifically provided in this Section 10, the termination of Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 10.

          11. Arbitration; Legal Fees and Expenses. The parties agree that Executive's employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to the Executive's employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement.
Any arbitration shall be in accordance with the Rules of the American Arbitration Association and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Dallas, Texas unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s). Nothing in this agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any on-going breaches by Executive of this Agreement including, without limitation, violations of Section 10. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of one or more of Executive's material claims or defenses brought, raised or pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute to the extent the Company receives reasonable written evidence of such fees and expenses.

          12.  Successors Binding Agreement.

               (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

               (b) Executive's Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than her rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of her incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to her beneficiary(ies), estate or other legal representative(s). If Executive should die following her Date of Termination while any amounts would still be payable to her hereunder if she had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to her legal representatives or estate.

          13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to Executive:

          At her last known address
          evidenced on the Company's
          payroll records.

          If to the Company:

          Fleming Companies, Inc.
          6301 Waterford Boulevard
          Oklahoma City, Oklahoma  73126-0647

          Attention:  Senior Vice President - Human Resources

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          14. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties hereunder shall survive
Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.

          15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          17. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

          18. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

          19. Section Headings. The section headings in this Agree-ment are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                              FLEMING COMPANIES, INC.

                              By SCOTT M. NORTHCUTT
                                 Scott  M. Northcutt, Senior  Vice
                                 President- Human Resources


                              LENORE T. GRAHAM
                              Lenore T. Graham